UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):     October 14, 2013

ZBB Energy Corporation
      (Exact name of registrant as specified in charter)

Wisconsin (State or other jurisdiction of incorporation)	001-33540 (Commission file number)	39-1987014 (IRS Employer Identification Number)

N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin (Address of principal executive offices)	53051 Zip Code

Registrant’s telephone number, including area code:       (262) 253-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 14, 2013, ZBB Energy Corporation (the “Company”) received a deficiency letter from the NYSE MKT (the “Exchange”) informing the Company that it is not in compliance with three of the Exchange’s continued listing standards under the Exchange’s Company Guide (the “Company Guide”).  Specifically, the Exchange notified the Company that it is not in compliance with:

(a)
Section 1003(a)(ii) of the Company Guide because the Company reported stockholders’ equity of less than $4 million as of June 30, 2013 and net losses in three of its four most recent fiscal years then ended;

(b)
Section 1003(a)(iii) of the Company Guide because the Company reported stockholders’ equity of less than $6 million as of June 30, 2013 and net losses in its five most recent fiscal years then ended; and

(c)
Section 1003(a)(iv) of the Company Guide because the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

Receipt of the letter does not have any immediate effect upon the listing of the Company’s common stock.  Under applicable Exchange rules, the Company has until November 14, 2013 to submit a plan advising the Exchange staff of action the Company has taken, or will take, that would bring it into compliance with Section 1003(a)(ii) and Section 1003(a)(iii) of the Company Guide by April 14, 2015, and Section 1003(a)(iv) of the Company Guide by December 31, 2013.

As discussed in the Company’s Form 10-K/A filed with the Securities and Exchange Commission on September 27, 2013 (the “Form 10-K”), the Company sold 3,000 shares of series B convertible preferred stock for $1,000 per share on September 27, 2013 and the Company believes that cash and cash equivalents on hand at June 30, 2013, plus proceeds from this transaction, and other potential sources of cash, will be sufficient to fund operations through the second quarter of fiscal year 2014 and the Company will require additional investment capital or other funding to maintain operations thereafter. As further described in the Form 10-K, the Company is actively exploring various alternatives including strategic partnership transactions that may be available to the Company and is currently in active discussions with several parties regarding potential strategic partnership and/or license and development transactions.  However, the Company has no binding commitments for any transaction at this time and there can be no assurance that the Company will consummate any transaction.

The Company intends to submit a plan to the Exchange staff which will outline the actions and timeframe by which the Company intends to cure the listing deficiencies and to regain its compliance with the Exchange’s continued listing requirements.

If the Exchange accepts the Company’s plan, the Company will be able to continue its listing during the plan period and will be subject to continued periodic review by the Exchange staff.  If the Plan is not accepted or is accepted but the Company does not make progress consistent with the Plan during the plan period, the Exchange could initiate delisting proceedings.

In its letter, the Exchange also notified the Company that if the Company does not address the low selling price of its common stock, either through a reverse stock split or other action, within a reasonable amount of time after October 14, 2013, then the Company will become subject to additional procedures and requirements under the Company Guide, which could result, among other things, in the initiation of delisting proceedings by the Exchange.

Accordingly, the Company intends to effect a one-for-five reverse stock split on October 31, 2013 to address the low selling price of its common stock.  As previously reported, at the 2012 Annual Meeting of Shareholders held on November 7, 2012, the Company’s shareholders approved a series of amendments to the Company’s Articles of Incorporation to affect a reverse stock split of the Company’s Common Stock at a ratio of 1:5, 1:10 or 1:15, subject to the Board of Directors’ discretion whether to implement a reverse stock split and at which of the three proposed split ratios to do so.

On October 29, 2013, the Company plans to file with the Department of Financial Institutions of the State of Wisconsin Articles of Amendment (the “Articles of Amendment”) to its Articles of Incorporation, which Articles of Amendment will effectuate at 12:01 a.m. central time on October 31, 2013 (the “Effective Time”) a reverse stock split of the Company’s Common Stock at a ratio of 1:5 (the “Reverse Split”).  At the Effective Time, every five outstanding shares of Common Stock will become one share of Common Stock.  No fractional shares shall be issued in connection with the Reverse Split. A shareholder who would otherwise be entitled to receive a fractional share of Common Stock will be entitled to receive a cash payment equal to the closing sales price of the Company’s Common Stock on the date of the filing of the Articles of Amendment as reported on NYSE MKT times the amount of the fractional share.

On October 18, 2013, the Company issued a press release regarding the Exchange’s deficiency letter, a copy of which is being furnished as Exhibit 99 to this Report on Form 8-K.

Item 5.03.  Amendments to Articles of Incorporation; Change in Fiscal Year.

See Item 3.01 of this Current Report on Form 8-K concerning the Articles of Amendment to the Company’s Articles of Incorporation, which information is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

The exhibit furnished as part of this Current Report on Form 8-K is listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZBB Energy Corporation

Dated: October 18, 2013	By: /s/ Eric C. Apfelbach
Name: Eric C. Apfelbach
Title: President and CEO

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3	Form of Articles of Amendment to the Articles of Incorporation of the Company

99	Press release, dated October 18, 2013, issued by ZBB Energy Corporation, furnished herewith.